EXHIBIT 10.3


December 12, 2001


Mr. David Mitchell
CEO
BionSoil, Inc.
18 East 50th Street
New York, NY 10022


     Re:  Agreement between BionSoil, Inc. ("Bion") and The
          Scotts Company ("Scotts")

Dear:

     Thank you again for the continuing discussions on potentially working with Scotts to utilize use of your BionSoil and Bion Fertilizer technologies (the "Technology") in certain markets. Scotts is excited about the potential of a relationship between Bion and Scotts and we hope you share our excitement. We propose that this letter (this "Letter Agreement") serve as Scotts' and Bion's mutual agreement with respect to Bion granting to Scotts an exclusive right to evaluate the Technology for use in the markets described herein, as well as Bion and Scotts' agreement to work together to develop a mutually beneficial business relationship for the sale of products incorporating the Technology on an exclusive basis by Scotts in these markets. In order to formalize our discussions, Bion and Scotts hereby agree as follows:

     1. EXCLUSIVITY. Bion hereby grants to Scotts and Scotts hereby accepts grant of the exclusive right during the Exclusivity Period (as defined herein) to evaluate the Technology worldwide in the following markets (individually, a "Market" and collectively, the "Markets"): consumer lawns and gardens (including, without limitation, lawn, fertilizer and combination products, garden fertilizer and soil enhancement products (including, without limitation, garden soil and potting mix)); provided however, that Bion shall be able to: a) continue its sale and marketing of BionSoil and Bion Fertilizer products within New York State and the New York Metropolitan area, and b) proceed with its project with The Bronx Zoo to develop and market Bion products based on zoo waste streams. Exclusivity Period means a period of twelve (12) months from the date this Letter Agreement becomes effective.
Such Exclusivity Period may be extended by mutual written agreement of Bion and Scotts. During the Exclusivity Period, Scotts will conduct efficacy testing, research and development and consumer research on the Technology and, if the results of such testing and research are satisfactory to Scotts, will work with Bion to develop a business plan for selling products utilizing the Technology into the Markets.

     Scotts and Bion agree that the purpose of the Evaluation Period is (i) to permit Scotts to evaluate the technology to use by Scotts in the Markets on an exclusive basis and (ii) to enable Bion and Scotts to share both technology performance test data and consumer and other market research data and (iii) to permit the parties to develop a mutually acceptable business plan and related agreements to effectuate Scotts' utilization of the Technology in the Markets.

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     2.  TERM AND TERMINATION. Subject to earlier termination as provided herein, this Letter Agreement shall commence on December 12, 2001 and shall continue for an initial period ending at the close of business on December 12, 2002, (the "Initial Term"). Upon expiration of the Initial Term and any Renewal Term (as defined herein), this Letter Agreement may be renewed for successive additional periods of time (each a "Renewal Term" and together with the Initial Term, the "Term") by written agreement of the parties.

     3.  TECHNOLOGY.   Technology includes    raw materials, products and
formulations today, and all future enhancements to this technology and these raw materials, products and formulations during the term of this agreement and subsequent agreements covering the Technology and its utilization by Scotts.

     4. BUSINESS PLAN. As described in Paragraph 1 above, during the Exclusivity Period Bion and Scotts agree to work together in good faith to develop a mutually beneficial business plan for the sale of products utilizing
the Technology into the Markets on an exclusive basis by Scotts.    Bion and
Scotts further agree and acknowledge that they will be sharing certain research and development information, including, for example, scientific data from field testing and studies, in an effort to develop such mutually beneficial business plan.

     5. CONFIDENTIALITY. (a) For purposes of this Letter Agreement, "Confidential Information" shall mean all information, other than publicly available information or information otherwise expressly designated by the disclosing party as non-confidential, which is directly or indirectly disclosed to the recipient by the disclosing party or embodied in any products covered by this Agreement, regardless of the form in which it is disclosed, relating in any way to the disclosing party's products, patents, inventions, procedures, business processes, business plans, marketing data, sales data, methods, designs, strategies, plans, costs, pricing, profits, organization, employees, agents or distributors.

          (b) Each party acknowledges and agrees that all Confidential Information is confidential and proprietary to the disclosing party. The recipient agrees not to use any such Confidential Information during the Term and for a period of two years thereafter for any purpose other than as permitted or required for performance hereunder. The recipient further agrees not to disclose or provide any of such Confidential Information to any third party and to take all necessary measures to prevent any such disclosure by its present and future employees, officers, directors, affiliates, agents, dealers, subsidiaries, contractors, sub-distributors or consultants during the Term and for a period of two years thereafter. Nothing herein shall prevent the recipient from using, disclosing or authorizing the disclosure of any Confidential Information (or part thereof) provided by the disclosing party, to the extent such Confidential Information (i) is or becomes part of the public domain by reason of acts not attributable to the recipient; (ii) is or becomes available to the recipient from a source other than the disclosing party which source has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the disclosing party with respect thereto; or (iii) is made available by the disclosing party to a third party unaffiliated with the disclosing party on an unrestricted basis.

     6. SURVIVAL. The provisions relating to Confidentiality shall survive the termination or expiration of this Letter Agreement.


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     7.  ASSIGNMENT.  This Letter Agreement shall be binding upon and inure to the benefit of the respective successors and assigns (including successive, as well as immediate, successors and assigns) of the parties hereto; provided, however, that neither this Letter Agreement nor any right hereunder may be assigned by either party without the prior written consent of the other party hereto.

     8. ENTIRE AGREEMENT. This Letter Agreement constitutes the full exclusive understanding between the parties hereto with reference to the subject matter hereof and no statements or agreements, oral or written, made prior to or at the signing hereof shall vary or modify the written terms hereof; and neither party shall claim any amendment, modification or release from any provisions hereof, unless such agreement is in writing signed by the other party and specifically stating it is an amendment to this Letter Agreement.

     Again, we are very excited about the opportunity to work with you on this project. If this Letter Agreement accurately describes your understanding of our relationship, please sign below and return a copy of this letter to me at your earliest convenience. We look forward to hearing from you.


                              Very truly yours,

                              THE SCOTTS COMPANY



                              /s/ William J. Burke
                              William J. Burke
                              Senior Vice President


ACKNOWLEDGED, ACCEPTED AND AGREED:



By:    /s/ David Mitchell
Name:  David Mitchell
Title: President















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